 Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 1, 2016 by and among BIONIK LABORATORIES CORP., a Delaware corporation (“Bionik”), BIONIK MERGERCO INC., a Massachusetts corporation (“Mergerco”), Hermano Igo Krebs (the “Principal Officer”) and INTERACTIVE MOTION TECHNOLOGIES, INC., a Massachusetts corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of each of Bionik, Mergerco and the Company have determined that the merger of Mergerco with and into the Company (the “Merger”) in accordance with the provisions of the Massachusetts Business Corporation Act (the “MBCA”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Bionik, Mergerco and the Company and their respective stockholders;

WHEREAS, the Company has authorized 24,500,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), and 2,000,000 shares of preferred stock, $0.001 par value per share, all of which have been designated Series A Preferred Stock (the “Series A Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”); and

WHEREAS, the parties intend that, for federal income tax purposes, the Merger shall qualify as reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1          General.

(a)          Subject to the terms and conditions of this Agreement and in accordance with the MBCA, at the Effective Time (as defined below) (i) Mergerco shall be merged with and into the Company, (ii) the separate corporate existence of Mergerco shall cease and (iii) the Company shall be the surviving company (the “Surviving Company”) and shall continue its legal existence under the laws of the Commonwealth of Massachusetts.

(b)          The Merger shall become effective at the time of filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of the Commonwealth of Massachusetts in accordance with the provisions of the MBCA, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place electronically or at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, Uniondale, New York 11556 at 10:00 A.M., as soon as possible, but in any event not later than two Business Days, after the date on which the last of the conditions set forth in Article V shall have been satisfied or waived, or on such other date, time and place as the Company, Mergerco and Bionik may mutually agree (the “Closing Date”).

(c)          At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Mergerco shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Mergerco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.2    Certificate of Incorporation. The Certificate of Incorporation of Mergerco, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, until thereafter amended as provided therein and by law.

Section 1.3     The Bylaws. The bylaws of Mergerco, as in effect immediately prior to the Effective Time, shall be adopted as the bylaws of the Surviving Company, until thereafter amended as provided therein and by law.

Section 1.4     Board of Directors and Officers. From and after the Effective Time, the Board of Directors and Officers of Mergerco at the Effective Time shall be the Board of Directors and Officers of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified. Upon the Effective Time, the Principal Officer shall be appointed as a member of the board of directors of Bionik, to serve until the next annual meeting of the stockholders of Bionik.

Section 1.5     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Bionik, the Company, Mergerco or the holders of the Company Capital Stock (such holders, the “Stockholders”):

(a)          Each share of Company Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)          The then issued and outstanding shares of Company Capital Stock shall be converted into shares of Bionik common stock, par value $0.001 per share (“Bionik Common Stock”) in accordance with this Section 1.5(b). Subject to the provisions of Sections 1.6 and 1.9, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(a) and (ii) Dissenting Shares (as defined below)) shall be converted into a share or a fraction of a share (but subject to Section 1.9 below) of Bionik Common Stock, determined as follows:

(i)          initially, a holder of a share of Series A Preferred Stock outstanding, if any, at the Effective Time shall receive in exchange therefor a share or a fraction of a share (but subject to Section 1.9 below) of Bionik Common Stock (the “Preferred Stock Exchange Ratio”) equal to:

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Preferred Liquidation Value

Per Share Price

thereafter,

(ii)         a holder of a share of Company Common Stock outstanding at the Effective Time shall receive in exchange therefor a share or a fraction of a share (but subject to Section 1.9 below) of Bionik Common Stock (the “Common Stock Exchange Ratio”) equal to:

Aggregate Share Consideration – Preferred Share Liquidation Consideration

Company Outstanding Shares

For purposes hereof, the following definitions apply:

“Aggregate Share Consideration” =	23,650,000 shares of Bionik Common Stock
“Company Outstanding Shares” =	the total number of shares of Company Common Stock outstanding at the Effective Time.
“Per Share Price” =	shall mean $1.14, which is the average of the closing prices per share of Bionik Common Stock over the 30 calendar day period ending on the 3rd Business Day prior to the date hereof, rounded up to the nearest whole cent.
“Preferred Liquidation Value” =	the liquidation preference attributable to each of the outstanding shares of the Series A Preferred Stock pursuant to Article IV(c) of the Company Articles, treating the Merger as a liquidation for purposes thereof.
“Preferred Share Liquidation Consideration” =	the total number of shares of Bionik Common Stock allocated at the Effective Time to holders of Company Preferred Stock under Section 1.5(b)(i) only.

(c)          Each share of common stock, par value $0.001 per share, of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)          Notwithstanding the foregoing and anything else to the contrary herein, the maximum number of shares of Bionik Common Stock that shall be issued by Bionik in the Merger shall not exceed the Aggregate Share Consideration.

(e)          After the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of Bionik Common Stock to be issued in consideration therefor upon the surrender of such certificate and (ii) any dividends and other distributions in accordance with Section 1.8(c).

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Section 1.6     Adjustment of the Exchange Ratios. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Bionik Common Stock or Company Common Stock, any change or conversion of Bionik Common Stock or Company Common Stock into other securities or any other dividend or distribution with respect to the Bionik Common Stock or Company Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratios, and thereafter all references to the Exchange Ratios shall be deemed to be to such Exchange Ratios as so adjusted.

Section 1.7         Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Sections 13.02, 13.03, 13.20 – 13.24 of the MBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.5. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Sections 13.02, 13.03, 13.20 – 13.24, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 13.23 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Bionik Common Stock specified in Section 1.5, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced by such Dissenting Shares less the number of shares of Bionik Common Stock allocable to such Stockholder that have been deposited in the Indemnity Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.8(b) and 6.2.

(b)          The Company shall give Bionik (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Company and (ii) except as set forth below, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCA. The Company shall not, except with the prior written consent of Bionik, make any payment or incur any expenses with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.8         Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books.

(a)          At the Effective Time, Bionik shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock certificates representing shares of the Bionik Common Stock to be issued pursuant to Section 1.5(b) in exchange for the shares of Company Capital Stock less the Indemnity Escrow Amount (such shares of Bionik Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.8(c) and 1.9, are referred to herein as the “Exchange Fund”).

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(b)          As soon as practicable after the Effective Time, Bionik shall cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the “Certificates”) which shares were converted into the right to receive Bionik Common Stock pursuant to Section 1.5, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Bionik Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time (less, in the case of Company Common Stock, such holder’s pro rata portion of the number of shares of Bionik Common Stock to be deposited in the Indemnity Escrow Fund on such holder’s behalf pursuant to Section 6.2) and (B) certain dividends and distributions in accordance with Section 1.8(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8(c), until surrendered as contemplated by this Section 1.8(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Bionik Common Stock into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 6.2, Bionik, on behalf of the Stockholders, shall cause to be delivered to the Escrow Agent certificates representing 20% of the shares of Bionik Common Stock that are allocable to Stockholders holding shares of Company Common Stock to the extent of such holdings under Section 1.5(b) hereof in the Merger (the “Indemnity Escrow Amount”), to be held for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section 1.8. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be available to settle certain contingencies as provided in the Escrow Agreement. To the extent not used for such purpose, such shares shall be released, as provided in the Escrow Agreement.

(c)          No dividends or other distribution declared or made after the Effective Time with respect to the Bionik Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Bionik Common Stock until such holder shall have surrendered its Certificates pursuant to this Section 1.8. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Bionik Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Bionik Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

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(d)          If any certificate representing shares of Bionik Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Bionik Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Bionik or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Bionik or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Bionik or the Exchange Agent shall remit to the proper taxing authority an aggregate amount on behalf of each Stockholder equal to the fair market value of the shares of Bionik Common Stock withheld or deducted pursuant to the previous sentence. To the extent that amounts are so withheld by Bionik or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Bionik or the Exchange Agent. All amounts in respect of taxes received or withheld by Bionik shall be disposed of by Bionik in accordance with the Code or such state, local or foreign tax law, as applicable.

(e)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and payment of any surety premium fee as may be required by the Exchange Agent in its sole discretion, Bionik shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Bionik Common Stock as determined under Section 1.5(b) and pay any cash, dividends and distributions as determined in accordance with Section 1.8(c) in respect of such Certificate.

(f)          At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

(g)          Notwithstanding anything to the contrary herein, including this Section 1.8, in the event Bionik determines, based on and with the advice of counsel, that the Bionik Common Stock to be issued hereunder should be issued only pursuant to an effective registration statement under applicable SEC rules and not pursuant to an exemption from registration, or that it is likely that the SEC shall or that the SEC has taken the position that such Bionik Common Stock may not be issued pursuant to an exemption from registration, Bionik shall instead use commercially reasonable best efforts to so register such Bionik Common Stock prior to any such issuance to the Stockholders.

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Section 1.9        No Fractional Shares. No certificates or scrip representing fractional shares of Bionik Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Bionik. Notwithstanding anything to the contrary herein, in lieu of receiving any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will receive one whole share (i.e., such fractional share shall be rounded up to the nearest whole number).

Section 1.10       Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for six months after the Closing Date shall be delivered to Bionik, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates in compliance herewith shall thereafter look only to Bionik for payment of their claim for shares of Bionik Common Stock, any cash in lieu of fractional shares of Bionik Common Stock and any dividends or distributions with respect to such shares of Bionik Common Stock. Neither Bionik nor the Company shall be liable to any former holder of Company Capital Stock for any cash or shares of Bionik Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

Section 1.11         No Further Ownership Rights in Company Capital Stock. All shares of Bionik Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

Section 1.12         Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company or (b) to otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or Assets of the Company, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
PRINCIPAL OFFICER

Except as disclosed in the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Bionik simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate; provided, however, that any item that is disclosed in a particular section or subsection of the disclosure schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the disclosure schedule to the extent applicable and only if readily apparent to Bionik that such disclosure is applicable to such other section or subsection of the disclosure schedule) (the “Disclosure Schedule”), the Company and the Principal Officer hereby represents and warrants to Bionik as follows (provided that the Principal Officer represents as to the matters set forth herein to the extent of his Knowledge only):

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Section 2.1     Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the requisite power and authority to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the ownership or leasing of its Assets or the nature of its activities in connection with the conduct of its business makes such qualification necessary or advisable, all of which are set forth on Schedule 2.1 hereto. The Company has no Subsidiaries or any equity interest in any Person.

Section 2.2     Certificate of Incorporation and Bylaws. The Company has heretofore delivered to Bionik a complete and correct copy of its Articles of Organization (the “Company Articles”) and the bylaws of the Company, each as amended and/or restated to date. As of the date of this Agreement and the Closing, the Company Articles and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or its bylaws.

Section 2.3     Capitalization. The authorized capital stock of the Company on the date hereof consists of 24,500,000 shares of Company Common Stock, of which 15,528,165 shares are issued and outstanding, and 2,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated Series A Preferred Stock, 1,517,683 of which are issued and outstanding. All of the issued and outstanding shares of Series A Preferred Stock and Company Common Stock are owned of record by the Stockholders of the Company shown on Schedule 2.3 hereto. The Company has not granted any options, warrants or other rights that are currently outstanding, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company that are currently in effect, or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company, except that as of the date of this Agreement, there were 4,156,667 shares of Company Common Stock reserved for issuance pursuant to options outstanding under the Company’s 2007 Equity Incentive Plan (the “Company Stock Plan”). All options granted pursuant to the Company’s Stock Plan are non-qualified options, and the exercise price thereof were all no less than fair market value on the date of grant. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. There are no outstanding obligations or rights of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the issued and outstanding shares of the Company Capital Stock have been duly authorized and validly issued in accordance with applicable Laws, including applicable securities laws, and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except as set forth above or on Schedule 2.3, no shares of capital stock of the Company are reserved for any purpose. Schedule 2.3 contains a list which is complete and accurate in all respects as of the date hereof, of each outstanding option, warrant or other stock based award to purchase or acquire shares under the Company Stock Plan (the “Company Options”) or otherwise, including whether or not the grant was made under the Company Stock Plan, the holder, date of grant, exercise price, whether the option contains an associated stock appreciation right, vesting and acceleration provisions and numbers of shares subject thereto.

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Section 2.4          Authority.

(a)          The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except that approval of the Merger requires (i) approval by holders of a majority of the shares of the Company Common Stock, (ii) approval by holders of a majority of the shares of the Series A Preferred Stock and the Company Common Stock, all voting together as a single class on an as converted to Company Common Stock basis, and (iii) approval by the holders of not less than a majority of the then outstanding Series A Preferred Stock, voting as a separate class (the “Company Requisite Vote”). Assuming due authorization, execution and delivery by Bionik, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

(b)          The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held (or by unanimous written consent) and, as of the Closing not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the transactions contemplated by this Agreement, including the Merger, in accordance with the MBCA, (iii) directed that this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt this Agreement and directed that such matter be submitted for consideration of the Stockholders at the Stockholders Meeting (or by written consents).

Section 2.5          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the Company Articles or the bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is subject, except with respect to (ii) or (iii) above, for those instances which would not delay or affect the terms of the transactions contemplated hereby or would otherwise not reasonably be expected to have a Company Material Adverse Effect.

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(b)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Company, except for (i) the filing of a Certificate of Merger under the MBCA, and (ii) state and federal securities law filings.

(c)          All consents and waivers required from any person in order to (i) carry out the transactions contemplated hereby under any contract, lease or agreement to which the Company is a party, or (ii) to assign such contract, lease or agreement to the Surviving Company (including pursuant to any change of control provision), are set forth on Schedule 2.5(c).

Section 2.6 Financial Statements. Attached hereto as Schedule 2.6 are (a) the audited balance sheets of the Company as of December 31, 2014 and 2013 and the audited statements of operations and cash flows for such periods (collectively, the “Audited Financial Statements”) and (b) the unaudited balance sheets of the Company as of December 31, 2015 and 2014 and the unaudited statements of operations and cash flows for such periods (collectively, the “Unaudited Financial Statements” and, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are based on the books and records of the Company and present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. The Audited Financial Statements are accompanied by unqualified audit reports of Wolf & Company, P.C., other than a going-concern qualification. Except as reflected in or adequately reserved against in the most recent balance sheet of the Company contained in the Financial Statements as of December 31, 2015 (the “Balance Sheet Date”), the Company had no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount. The Company has no off-balance sheet arrangements (as such term is defined in Item 303 of Regulation S-K promulgated under the Securities Act and the Exchange Act). Schedule 2.6 contains a true, accurate and complete list, with reasonable specificity, of all indebtedness and other liabilities of the Company that are reflected in the applicable Financial Statements as of the Balance Sheet Date and as of the date hereof; provided that the computation of interest on any indebtedness otherwise disclosed in the Financial Statements as of the Balance Sheet Date may be computed through February 15, 2016, provided the interest rate and other similar provisions have not changed from such date through the date hereof. The Company has performed a count of the physical inventory of the Company as of December 31, 2015, which count was provided to Bionik and was observed by the Company’s independent auditors, who performed test counts.

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Section 2.7          Absence of Certain Changes or Events.

(a)          Since the Balance Sheet Date, there has been no event or set of circumstances that resulted in or is reasonably likely to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.7(a), since the Balance Sheet Date, the Company has conducted its business in the Ordinary Course of Business, and has not (i) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital stock other than the Company’s repurchase of shares, at the original purchase price paid per share, from terminating employees or consultants in amounts and from persons described in Schedule 2.7(a); (ii) incurred, or become subject to, any material liability (absolute or contingent, matured or unmatured), except current liabilities incurred in the Ordinary Course of Business; (iii) mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of the Assets; (iv) sold, exchanged, transferred or otherwise disposed of any material Assets except in the Ordinary Course of Business; (v) written down the value of any Assets or written off as uncollectible any accounts receivable, except write downs and write-offs in the Ordinary Course of Business, none of which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; (vi) entered into any material transactions, other than in the Ordinary Course of Business; (vii) made any change in any method of accounting or accounting practice except for changes made after the date of this Agreement as required by changes in GAAP; or (viii) made any agreement to do any of the foregoing, other than negotiations with Bionik and its representatives regarding the transactions contemplated by this Agreement.

(b)          Since the Balance Sheet Date, except as set forth on Schedule 2.7(b), there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) or any other event negatively affecting the business or Assets of the Company except for those which could not reasonably be expected to have a Company Material Adverse Effect; (ii) any forgiveness or cancellation of debts or claims owed to the Company; (iii) any increase in the rate of compensation or benefits payable or to become payable by the Company to any of the directors, officers, consultants or employees of the Company, other than salary increases in connection with customary performance reviews and customary bonuses consistent with past practices, the terms and amounts of which are set forth on Schedule 2.7(b); (iv) any discharge or satisfaction of any Lien or payment of any liability or obligation by the Company other than current liabilities in the Ordinary Course of Business; or (v) any agreement to do any of the foregoing, other than negotiations with Bionik and its representatives regarding the transactions contemplated by this Agreement.

Section 2.8      Ownership and Condition of the Assets. Except as set forth on Schedule 2.8, the Company is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets it purports to own and such Assets are free and clear of all Encumbrances other than Permitted Encumbrances. No person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of such Assets other than in the Ordinary Course of Business. All of the personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used except for instances which could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.8, the minerals of tantalum, tin, gold and tungsten are not necessary to the functionality or production of any of the Assets, including any product of the Company. The personal property currently owned or leased by the Company, together with all other properties and Assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and Assets necessary to conduct the business of the Company as currently conducted. This Section 2.8 shall not apply to Intellectual Property matters, which are addressed in Section 2.15.

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Section 2.9        Leases. Schedule 2.9 lists all leases and other agreements under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third Person, or under which any Asset owned by the Company is held, operated or managed by a third Person. The Company is the holder of all the leasehold estates purported to be granted to such entity by the leases listed in Schedule 2.9 and is the owner of all equipment, machinery and other Assets purported to be owned by the Company thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against the Company and, to the Knowledge of the Company, the other respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity) and grants any leasehold estate it purports to grant free and clear of all Encumbrances other than Permitted Encumbrances. All necessary governmental approvals required to be obtained by the Company with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and to the Company’s Knowledge, there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company has performed all obligations thereunder required to be performed by such entity to date. The Company is not in default under any of the foregoing and to the Company’s Knowledge, no other party is in default under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would, constitute a default on the part of the Company, or to the Company’s Knowledge, a party other than the Company.

Section 2.10         Other Agreements.

(a)          Schedule 2.10 is a true, complete and accurate list of all material contracts and agreements to which the Company is a party, or which it or any of its property is bound (including, without limitation, joint venture agreements, employment contracts, loan agreements, bonds, mortgages, liens, pledges or other security agreements), in each case as of the date of this Agreement (the “Contracts”).

(b)          Except as set forth on Schedule 2.10 (and without limiting the foregoing), with respect to the conduct of the business of the Company and ownership of the Assets, as of the date of this Agreement, the Company is not:

(i)          a party to any contract, purchase orders, or commitment that involves a dollar amount in excess of $25,000 or extends for a period of twelve (12) months or more, or a party to any sale orders that involves a dollar amount in excess of $25,000;

(ii)         a party to any employment contracts with employees, agents or consultants other than offer letters for non-executive new hires entered into in the Ordinary Course of Business;

(iii)        a party to any contract with sales or other agents, brokers, franchisees, distributors or dealers;

(iv)        a party to any partnership or joint venture agreement;

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(v)         a party to any lease or other occupancy or use agreements, oral or written, nor has the Company granted any options, rights of first refusal or security or other interests other than Permitted Encumbrances in or relating to the Assets or the business of the Company;

(vi)        a party to any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company;

(vii)       a party to any agreements for the borrowing or lending of money with respect to the business of the Company and is not a party to any guaranty agreement;

(viii)      a party to any agreements that contain any provisions requiring the Company to indemnify any other party thereto other than agreements entered into in the Ordinary Course of Business which could not reasonably be expected to have a Company Material Adverse Effect;

(ix)         a party to any agreement for the sale of goods or services to any Governmental Entity, or a party to any sales order the goods of which have been shipped and payment thereof has not been collected;

(x)          a party to any agreement granting any Person a Lien on any of the Assets other than Permitted Encumbrances;

(xi)         except as contemplated by Section 2.15(c), a party to any agreement under which the Company licenses or transfers any rights to any Company intellectual property rights or under which the Company licenses any intellectual property rights of others;

(xii)        a party to any joint venture, co-development, corporate partnering or similar agreement involving the development, marketing or sale of goods or services;

(xiii)       a party to any severance, bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee that is not otherwise set forth on Schedule 2.17(a); and

(xiv)      a party to or bound by any non-competition, secrecy or confidentiality agreement relating to the business of the Company or the Assets that is currently in effect (other than employee proprietary information agreements and consulting agreements containing confidentiality provisions, in each case that are substantially in the forms of which have been provided to Bionik) or any other contract restricting its right to conduct the business the Company at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business.

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(c)          A true and correct copy of each Contract has been made available to Bionik prior to the date hereof. Each Contract is now valid, in full force and effect and enforceable against the Company and to the Company’s Knowledge, the other parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity). The Company has not breached or improperly terminated any such Contract and the Company, and, to the Knowledge of the Company, any third Person, is not in default under any such Contract. To the Company’s Knowledge, there exists no condition or event that, after notice or lapse of time or both, would constitute any such breach, termination or default. Except as set forth on Schedule 2.10 and responses to open requests for proposals that have been provided to Bionik prior to the date of this Agreement, there is no bid or contract proposal made by the Company that, if accepted and entered into, is likely to result in a loss to the Company.

Section 2.11         Real Property. Schedule 2.11 contains a list of all leasehold interests in real estate, easements, rights to access, right-of-way and other real property interests which are owned, or are leased, used or held for use by the Company (collectively, the “Real Property”). The Real Property listed in Schedule 2.11 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. To the Company’s Knowledge, there are no easements or other real property interests, that are required, or that have been asserted by a Governmental Entity to be required, to conduct the business and operations of the Company. The Company has made available to Bionik true and complete copies of all deeds, leases, easements, right-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair other than conditions that do not adversely affect its use by the Company consistent with its present use, (ii) is available to the Company for immediate use in the conduct of its business and operations, and (iii) to the Knowledge of the Company complies in all material respects with all applicable building or zoning codes and in the regulations of any Governmental Entity having jurisdiction. The Company does not own any real property.

Section 2.12        Environmental Matters.

(a)          The Company has complied in all material respects with all Environmental Laws. There are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings against the Company based on any Environmental Laws, and the Company has not received any notice of any complaint, order, directive, citation, warrant, notice of violation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard, a harm or threatened harm to human health, the environment or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) or arising from the Company’s activities of any Hazardous Materials or any substances that pose a hazard, a harm or threatened harm to human health, the environment or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property or arising from the Company’s activities; (iv) any facility operations or procedures of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company’s activities involving Hazardous Materials.

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(b)          The Company has been duly issued, and currently has all material permits, licenses, certificates and approvals required to be maintained by the Company, as the case may be, under any Environmental Law with respect to the use of the Real Property by the Company and to conduct its activities. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 2.12. Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge of any Hazardous Materials or any other material or substances regulated by such permits, licenses, certificates or approvals.

Section 2.13         Litigation. Except as set forth on Schedule 2.13, the Company is not a party to any pending action, suit, investigation, claim, arbitration or litigation and, to the Knowledge of the Company, no such matter is threatened against or involving the Company, or the Assets, at law or in equity, or before or by any court, arbitrator or Governmental Entity. The Company is not operating under, or subject to, any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of the Company has been taken or expropriated by any Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced, nor, to the Company’s Knowledge, is there any intent or proposal by any Governmental Entity to give any such notice or commence any such proceeding.

Section 2.14         Compliance with Laws; Permits. The Company is in compliance in all respects with all Laws applicable to the Assets and its business and operations, including all Laws applicable to the Company’s relationship with its employees except where noncompliance, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. All permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to permits as of the date hereof have been paid in full. Schedule 2.14 lists all current permits issued to the Company, including the names of the permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit set forth in Schedule 2.14.

Section 2.15         Intellectual Property.

(a)          Except as set forth on Schedule 2.15(a), the Company has all right, title, interest and license rights necessary to use all intellectual property used in the business of the Company as presently conducted and, to the Company’s Knowledge, has the right, title, interest and license rights to use all intellectual property that is currently anticipated by the Company to be required to carry out the Company’s product development and marketing plans through at least the next twelve (12) months (the “Intellectual Property Rights”). There are no claims or demands against the Company by any other Person pertaining to any of such Intellectual Property Rights and no proceedings have been instituted, or are pending or to the Knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof. To the Knowledge of the Company, the Company has the right to use, without infringing the rights of others, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

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(b)          Schedule 2.15(b) lists all patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights owned by or registered in the name of the Company or used by the Company in its business as presently conducted, and generally describes any other unregistered trademarks or copyrights or other intellectual property owned by the Company that are material to the business or operations of the Company. All of such patents, patent applications, registered trademarks, trademark applications and registrations and registered copyrights, if any, and with respect to any that are licensed to the Company to the Knowledge of the Company, have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 2.15(b), and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction except as set forth on Schedule 2.15(b).

(c)          With the exception of licenses for unmodified, commercially available software acquired under “clickwrap” or “shrinkwrap” type licenses for which the Company has paid aggregate fees of less than $25,000, all licenses or other agreements under which the Company is granted rights in Intellectual Property Rights are listed on Schedule 2.15(c). All such licenses or other Agreements are in full force and effect, there is no default by the Company or, to the Company’s Knowledge, any party thereto. To the Knowledge of the Company, the licensors under such licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other Agreements, and any amendments thereto, have been furnished to Bionik.

(d)          All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Rights owned or licensed by the Company are listed on Schedule 2.15(d). All of such licenses or other agreements are in full force and effect, there is no default by the Company, or to the Company’s Knowledge, by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been furnished to Bionik.

(e)          The Company has taken all reasonable steps it believes to be required in accordance with sound business practice to establish and preserve its ownership of all copyright, trade secret and other proprietary rights with respect to its products and technology, has required each current and former employee and independent contractor to enter into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Intellectual Property Rights created by such employee or independent contractor in the scope of his or her services to the Company and all such Persons have waived their moral rights in any copyright works within the Intellectual Property Rights. The Company has required all professional and technical employees and independent contractors having access to valuable non-public information of the Company to execute agreements under which such persons are required to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company does not have Knowledge of any infringement by others of any Intellectual Property Rights of the Company.

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(f)          To the Knowledge of the Company, the present business, activities and products of the Company do not infringe any Intellectual Property Rights of any other Person. No proceeding charging the Company with infringement of any Intellectual Property Rights has been filed or, to the Knowledge of the Company, is threatened or likely to be filed. To the Knowledge (but only in this instance actual Knowledge without due inquiry as otherwise provided in the definition thereof) of the Company, there exists no unexpired patent or patent application that includes claims that would be infringed by the products, activities or business of the Company. To the Knowledge of the Company, the Company is not making any unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any customer of the Company, or any past or present employee of the Company. Except for customer contracts in the Ordinary Course of Business and confidentiality agreements by Employees with former employers, the Company and, to the Knowledge of the Company, any of its employees, do not have any agreements or arrangements with any Persons other than the Company related to confidential information or trade secrets of such Persons or restricting any such employee’s engagement in business activities of any nature. The activities of its employees on behalf of the Company do not violate any such agreements or arrangements known to the Company that would reasonably be expected to have a Company Material Adverse Effect.

(g)          None of the current officers or employees of the Company has any issued patent or patent application pending for any device, process, design or invention of any kind used (currently or in the 12 months prior to the date hereof) by the Company, or is intended to be used by the Company or its successor in the future, which patent or patent application has not been assigned to the Company, with such assignment duly recorded in the patent office of the relevant jurisdiction. Binding, written assignments to the Company have been executed by all inventors for those patents and patent applications set forth on Schedule 2.15(b).

Section 2.16         Taxes and Assessments. Except as set forth on Schedule 2.16, the Company has (i) duly and timely paid all Taxes which have become due and payable by it, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Tax; (ii) received no written notice of, nor does the Company have any Knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Governmental Entity; (iii) no Knowledge of any audits pending and there are no outstanding agreements or waivers by the Company that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes; and (iv) not entered into any discussions with any federal, state, provincial, local, or foreign authority with respect to any Tax asserted by such authority but not yet paid by the Company. Except as set forth on Schedule 2.16, since the inception of the Company, the Tax Returns of the Company have never been audited by federal, state, provincial, local, or foreign authorities. There are no Liens for Taxes (other than Taxes not yet due and payable) on any property of the Company. The Company has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents, the amount of Taxes and other deductions required to be withheld therefrom and have paid the same (or set aside for timely payment) to the proper Tax or other receiving officers within the time required under applicable Laws. The provision for Taxes of the Company, if any, as shown in the Financial Statements is adequate for Taxes due or accrued as of the date thereof.

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Section 2.17         Employment and Benefit Matters.

(a)          The Company does not maintain, sponsor or contribute to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) nor is it currently, nor has it ever been, subject to any direct or indirect, contingent or otherwise, liability or other obligation relating to any such employee pension benefit plan. Schedule 2.17(a) lists each other employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan” as defined by Section 3(3) of ERISA), benefiting current employees or former employees of the Company (or any beneficiaries of any current or former employee) it has ever maintained, sponsored or to which it has contributed or under which it has any liability (collectively, the “Company Benefit Plans”). The Company has made available to Bionik, to the extent they exist, a true and correct copy of (i) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan or similar report of the jurisdiction in which such employee benefit plan is located, (ii) each such Company Benefit Plan document and any amendments thereto, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter, if applicable, or opinion letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code or similar report of the jurisdiction in which such employee benefit plan is located.

(b)          The Company has complied in all respects with the terms of the Company Benefit Plans and all applicable provisions of the Code, ERISA, and all other applicable Laws pertaining to the Company Benefit Plans. Other than for contributions to made in the ordinary course of business, and except as set forth in Schedule 2.17(b), the Company is not subject to any outstanding liability (whether direct or indirect, and regardless of whether contingent) with regard to any Company Benefit Plan. The Company has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys’ fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company is not subject to any pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Company Benefit Plan, and, to the Knowledge of the Company, there exist no facts that could reasonably be expected to give rise to such a claim.

(c)          There are no collective bargaining agreements applicable to the Company’s employees and the Company has no duty to bargain with any labor organization with respect to any such Persons. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Persons employed by the Company. Moreover, there are no current, nor threatened attempts to organize or establish any trade union or employee association with respect to the Company and there has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Company threatened any strike, slowdown or work stoppage with respect to the Company.

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(d)          Attached hereto on Schedule 2.17(d), which will be updated on or immediately before the Closing Date, a list of the names, positions, dates of hire and rates of compensation of all officers, directors, employees and consultants of the Company, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses, accrued vacation, material fringe benefits and any severance or change of control agreement in place for the current fiscal year and the most recently completed fiscal year and is properly accrued in the Company’s financial statements. The list referenced in the preceding sentence lists all employees currently on a leave of absence approved the Company, including, without limitation, parental or pregnancy leave or a leave related to the receipt of short-term or long-term disability benefits or workers’ compensation benefits and indicates the date of the beginning of the leave, the type of leave and the expected date of return to work. With respect to any Persons employed by the Company, the Company is in material compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld and paid from wages, and the Company does not have any liability for any Taxes or penalties for failure to comply with any of the foregoing.

(e)          With respect to any Persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, gender, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, gender, or handicap against the Company before any Governmental Entity nor, to the Knowledge of the Company, does any basis therefor exist.

(f)          All contributions to, and payments from, each Company Benefit Plan which may have been required to be made in accordance with the terms of such plan, and, where applicable, the laws of the jurisdiction which govern such plan, have been made in a timely manner (and all contributions to any Company Benefit Plan that are due to be paid on or after the Closing Date, but with respect to which on or prior to the Closing Date the Company has any direct or indirect liability have been accrued on the Company’s financial records), and all reports, returns and similar documents (including applications for approval of contributions) with respect to any Company Benefit Plan required to be filed with any Governmental Entity or distributed to any participant under such Plan (or beneficiary of such participant) have been duly filed on a timely basis or properly distributed. No Company Benefit Plan is subject to Title IV of ERISA.

(g)          The Company has complied with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.

(h)          No amount required to be paid or payable to or with respect to any employee or other service provider of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be subject to withholding under Section 3402 of the Code or Tax under 4999 of the Code as an “excess parachute payment” within the meaning of Section 280G of the Code. Schedule 2.17(h) sets forth the name of each such employee or other service provider who will or may receive any payments that may be classified as “parachute payments” under Section 280G of the Code, the amount or amounts of any such “parachute payments” that will, or may be, paid to any such person and the agreements pursuant to which such payments will or may be made. No employee or other service provider of the Company is entitled to, or shall become entitled to, in connection with the transactions contemplated hereby, a tax gross-up payment from the Company with regard to “parachute payments” under Section 280G of the Code.

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(i)          Schedule 2.17(i) sets forth a list of all persons who are current qualified beneficiaries (as defined in Section 4980B of the Code or under Part 6 of Title I of ERISA) as of the Closing Date.

Section 2.18         Transactions with Related Parties. Except (i) for standard confidentiality, assignment of invention and non-competition agreements, and stock option awards and restricted stock grants and awards on standard forms under the Company Stock Plan, the purchase of restricted stock under customary founder stock purchase agreements, and payment of wages and provision of benefits in the Ordinary Course of Business, (ii) for agreements relating to the purchase of Series A Preferred Stock, copies of which have been made available to Bionik prior to the date hereof, (iii) as set forth on Schedule 2.18, and (iv) for any transactions between the Company and Bionik, neither any present or former officer, director, stockholder of the Company or person known by the Company to be an Affiliate of any of them, is currently a party to any transaction or agreement with the Company, including, without limitation, any loan, extension of credit or arrangement for the extension of credit, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

Section 2.19         Insurance and List of Claims. Schedule 2.19 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, D&O, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company in each case which are in full force and effect as of the date hereof. The Company has made available to Bionik true and correct copies of all such policies. All such policies: (a) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party, (b) are valid, outstanding, and enforceable policies in accordance with their terms, (c) are provided by carriers who are financially solvent and (d) have not been subject to any lapse in coverage. All premiums due and payable on all such policies have been paid. A true and complete list of all claims made or pending between January 1, 2013 and the date of this Agreement under any of the policies (or their predecessors) listed on Schedule 2.19 is included on Schedule 2.19. There are no claims related to the business of the Company pending under any such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such policy.

Section 2.20         Brokers and Transaction Fees. Except as set forth on Schedule 2.20, no broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission of any kind in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company or any of its Affiliates.

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Section 2.21         Disclosure.

(a)          True and complete copies of all documents listed in the Schedules have been made available or provided to Bionik. All books of account, stock record books and other financial and corporate records of the Company, including the minute books of the Company’s Stockholders and Board of Directors, have been made available to Bionik.

(b)          No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate, instrument or other document furnished or to be furnished to Bionik or any of its representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Company’s Knowledge, there is no event or circumstance which the Company has not disclosed to Bionik which could reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the immediately foregoing sentence, the Company is not hereby guaranteeing the results to be achieved by the Company in any of its projections and forecasts with respect to revenue or the updating of the Company’s product pipeline; provided, however any such projections and forecasts when made by the Company were reasonable and made in good faith.

Section 2.22         Absence of Violation. To the Knowledge of the Company, neither the Company, nor any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company), has paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any extraordinary discount, or any other unlawful inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (ii) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements.

Section 2.23         Customers and Suppliers. Except as set forth on Schedule 2.23, the Company does not have Knowledge of (i) any termination or cancellation of (or any intent to terminate or cancel) the business relationship of the Company with (y) any single customer or any group of customers who represented ten percent (10%) or more of the revenues of the business of the Company during the fiscal year ended December 31, 2015 or 2014, or (z) any single supplier or any group of affiliated suppliers who accounted for five percent (5%) or more of the amounts payable to suppliers of the Company incurred during the fiscal year ended December 31, 2015 or 2014, or (ii) any existing condition, state of facts or circumstances that in the reasonable judgment of the Company will cause the Company or any of the customers described above to terminate their relationships. Schedule 2.23 lists all customers for goods shipped by the Company in 2015 and deposits from customers for goods not yet shipped as of December 31, 2015. To the Knowledge of the Company, none of the business or prospective business of the Company is in any manner dependent upon the making of any payments or other inducements to any officers, directors, employees, representatives or agents of any customer.

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Section 2.24         Inventory. Except as set forth on Schedule 2.24, all inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 2.25         Accounts Receivable. Except as set forth on Schedule 2.25, the accounts receivable reflected on the Unaudited Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are subject to a reserve for bad debts shown on the Unaudited Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are, to the Knowledge of the Company, collectible in full within forty five (45) days after billing. The reserve for bad debts shown on the Unaudited Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 2.26         Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any Person, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s Knowledge, in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BIONIK AND MERGERCO

Bionik and Mergerco represent and warrants to the Company as follows:

Section 3.1          Organization and Qualification.

(a)          Bionik is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bionik has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Bionik is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

(b)          Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Mergerco has the requisite power and authority to own, lease and operate its Assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Mergerco is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

Section 3.2    Certificate of Incorporation and Bylaws. Bionik has previously made available to Company complete and correct copies of the Certificate of Incorporation and Bylaws of Bionik and Mergerco, as amended to date (together, the “Bionik Charter Documents”). Such Bionik Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect.

Section 3.3    Authority. The execution and delivery of this Agreement by Bionik and Mergerco and the consummation by Bionik and Mergerco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Bionik or Mergerco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Bionik and Mergerco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Bionik and Mergerco, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 3.4    No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Bionik and Mergerco does not, and the performance by Bionik and Mergerco of their respective obligations under this Agreement will not, (i) conflict with or violate the Bionik Charter Documents, (ii) conflict with or violate any Law applicable to Bionik or Mergerco or their respective Assets and properties, or (iii) result in any breach of or constitute a default (or an event which with the notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bionik or Mergerco is a party or by which Bionik or Mergerco is bound, or by which any of their respective properties or Assets is subject.

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(b)          The execution and delivery of this Agreement by Bionik and Mergerco do not, and the performance of this Agreement by Bionik and Mergerco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than (i) the filing of the Certificate of Merger under the MBCA, and (ii) required filings under state and federal securities laws.

Section 3.5     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bionik or Mergerco.

Section 3.6     Issuance of Bionik Common Stock. Upon consummation of the Merger, and as of the Effective Time, the Bionik Common Stock to be issued in the Merger will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by Bionik, except as contemplated hereby.

Section 3.7     SEC Filings. Bionik has filed all reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) during the last twelve (12) months (the “SEC Filings”). The SEC Filings (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of Bionik’s last periodic report filed with the SEC, there has been no event that has resulted in, or development that would reasonably be expected to result in, a Bionik Material Adverse Effect. The financial statements (including the related notes) of Bionik included in the SEC Filings complied, when filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Bionik and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes).

Section 3.8    Litigation. Except as disclosed in Bionik’s SEC Filings filed prior to the date hereof, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of Bionik, threatened against or involving Bionik or its Assets or the business and operations of Bionik, at law or in equity, or before or by any court, arbitrator or Governmental Entity that would reasonably be expected to result in a Bionik Material Adverse Effect. Bionik is not operating under nor is it subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Entity. No property or Assets of Bionik has been taken or expropriated by any Governmental Entity nor has any notice or proceeding with respect to thereof been given or commenced nor is Bionik aware of any intent or proposal to give any such notice or commence any such proceeding.

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Section 3.9      Capitalization. The authorized capital stock of Bionik consists of 150,000,000 shares of Bionik Common Stock, of which 22,591,292 shares are issued and outstanding as of February 24, 2016 and 10,000,000 shares of “blank check” Preferred Stock, par value $0.001 per share, of which one (1) share is designated as The Special Voting Preferred Stock and which is issued and outstanding. Bionik Laboratories Inc., a Canadian corporation and the indirect subsidiary of Bionik, has issued and outstanding 50,000,000 Exchangeable Shares which have rights (including voting rights) substantially identical to Bionik Common Stock. Except (i) as generally described in public announcements by Bionik or in its SEC Filings, (ii) as may be granted pursuant to the Company’s Equity Incentive Plan or (iii) for shares issuable in the Merger, there are no options, warrants or other agreements obligating Bionik to issue or sell any shares of capital stock of, or other equity interests in Bionik. Except as disclosed in the SEC Filings, there are no outstanding obligations of Bionik to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of Bionik capital stock have been duly authorized and validly issued in accordance with applicable Laws and are fully paid and non-assessable and not subject to preemptive rights.

Section 3.10         Absence of Certain Changes or Events. Since September 30, 2015, except as described in public announcements by Bionik or in its SEC Filings, or as set forth in Schedule 3.10, there has not been: (i) any Bionik Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any of Bionik’s capital stock, or any purchase, redemption or other acquisition by Bionik of any of Bionik’s capital stock or any other securities of Bionik or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Bionik’s capital stock, or (iv) any material change by Bionik in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, SEC rules and regulations and related interpretations.

Section 3.11         No Prior Mergerco Operations. Mergerco was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1         Conduct of Business Pending Closing. From the date hereof until the Closing or the termination of this Agreement, the Company shall (subject to Section 4.2):

(a)          maintain its existence in good standing;

(b)          conduct its business in the Ordinary Course of Business, except (i) that the Company may continue to borrow under its existing credit facility with Business Direct Credit Corporation provided the Company provides two (2) Business Days prior written notice of such intention to Bionik and (ii) as expressly permitted by this Agreement;

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(c)          maintain business and accounting records consistent with past practices;

(d)          use reasonable best efforts (a) to preserve its business intact, (b) to keep available to the Company the services of its present officers and employees, and (c) to preserve for the Company the goodwill of its suppliers, customers and others having business relations with the Company;

(e)          preserve and maintain all of its permits;

(f)          except as set forth on Schedule 4.1(f), pay its debts, Taxes and other obligations when due (provided it shall not be a breach of this Section 4.1(f) if the expected failure to so pay or satisfy such debts, Taxes or other obligations has been disclosed in the Disclosure Schedule, provided further that the Company shall make appropriate entries in its financial data to account for such event, provided further that the Company shall promptly notify Bionik of any such event if the aggregate amount thereof is in excess of $25,000 from what is disclosed on Schedule 4.1(f));

(g)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(h)          continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(i)          defend and protect its properties and Assets from infringement or usurpation;

(j)          except as set forth on Schedule 4.1(j), perform all of its obligations under all Contracts (provided it shall not be a breach of this Schedule 4.1(j) if the expected failure to so perform its obligations has been disclosed in the Disclosure Schedule, provided further that the Company shall promptly notify Bionik of any such event if the aggregate amount thereof is in excess of $25,000 from what is disclosed on Schedule 4.1(j)); and

(k)          except as set forth on Schedule 4.1(k), comply in all material respects with all applicable Laws.

Section 4.2          Prohibited Actions Pending Closing.

(a)          Unless approved by the Company in writing (unless such approval would violate legal requirements) or if necessary in order to comply with applicable Laws, from the date hereof until Closing or termination of this Agreement, Bionik shall not:

(i)          declare, set aside, or pay any dividends or make any other distributions (whether in cash, stock, equity securities or property) in respect to Bionik’s capital stock, except where (A) an adjustment is made to the Exchange Ratios in accordance with Section 1.6 or (B) the holders of Company Capital Stock will otherwise receive an equivalent, proportional dividend or distribution (based on the respective Exchange Ratios, as adjusted pursuant to Section 1.6) in connection with the Merger as if they had been holders of Bionik Common Stock on the record date for such dividend or distribution; or

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(ii)         agree in writing or otherwise take any of the actions described in Section 4.2(a)(i) above.

(b)          Unless otherwise provided for herein or otherwise necessary in order to comply with applicable Laws or the Company’s obligations hereunder or approved by Bionik in writing (unless such approval would violate legal requirements), from the date hereof until the Closing or the termination of this Agreement, the Company shall not:

(i)          amend or otherwise change the Company Articles or the bylaws of the Company;

(ii)         issue or sell or authorize for issuance or sale (other than any issuance of Company Capital Stock upon the exercise of any outstanding option or warrant to purchase Company Capital Stock set forth on Schedule 2.3 which option or warrant was issued prior to the date hereof or which are subsequently issued in accordance with the succeeding limitations of this Section 4.2(b)), or grant any options or restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities or modify the terms of existing stock options to purchase Company Stock or restricted stock grants which have been issued under the Company Stock Plan, except that the Company may carry out those provisions of any agreement with the Exchange Agent which provisions are in furtherance of this Agreement;

(iii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(iv)        reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for repurchases of shares in connection with the termination of any employee or consultant pursuant to stock option, restricted stock purchase agreements or stock award agreements, each pursuant to the Company Stock Plan;

(v)         other than as permitted pursuant to Section 4.1(b), incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business, consistent with past practice;

(vi)        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof, or acquire, except in the Ordinary Course of Business, any Assets;

(vii)       enter into any contract or agreement other than in the Ordinary Course of Business;

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(viii)      authorize any capital commitment or capital lease which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $50,000;

(ix)         mortgage, pledge or subject to Encumbrance other than Permitted Encumbrances, any of its Assets or properties or agree to do so other than in the Ordinary Course of Business;

(x)          assume, guarantee or otherwise become responsible for the obligations of any other Person, or agree to so do;

(xi)         enter into or agree to enter into any employment agreement (other than offer letters for non-executive new hires entered into in the Ordinary Course of Business);

(xii)        increase the rate of compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee, except that the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws and which does not otherwise result in a Company Material Adverse Effect;

(xiii)       take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables), except as required by concurrent changes in GAAP;

(xiv)      make any Tax election or settle or compromise any federal, state, local or foreign income material Tax liability;

(xv)       settle or compromise any pending or threatened suit, action or claim or initiate any litigation against any third Person;

(xvi)      pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the Financial Statements or subsequently incurred in the Ordinary Course of Business in amounts not in excess of $100,000;

(xvii)     sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of the Intellectual Property Rights (other than in the Ordinary Course of Business); or

(xviii)    announce an intention, commit or agree to do any of the foregoing.

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Section 4.3          Access; Documents; Supplemental Information.

(a)          From and after the date hereof until the Closing or the termination of this Agreement, the Company shall afford, and, with respect to clause (ii) below, shall cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Bionik, upon reasonable notice, free and full access at all reasonable times to the properties, books and records including tax returns filed and those in preparation of the Company and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company in order that Bionik may have full opportunity to make such investigations as it shall deem necessary of the operations, properties, business, financial condition and prospects of the Company, (ii) to the independent certified public accountants of Bionik, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company, and (iii) to Bionik and its representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company as Bionik shall from time to time require.

(b)          From the date of this Agreement until the Closing or the termination of this Agreement, the Company will furnish to Bionik, and Bionik will furnish to the Company, copies of any notices, documents, requests, court papers, or other materials received from any Governmental Entity or any other Person with respect to the transactions contemplated by this Agreement.

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Section 4.4    No Solicitation. The Company shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to (a) solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with the intent of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company, acting at the direction of and on behalf of the Company, at any time prior to the time the Merger has been approved by the Company’s Stockholders from (aa) providing information in response to a request therefor by a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (i) no less favorable to the Company and (ii) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (bb) engaging in negotiations or discussions with a Person who has delivered to the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (aa) or (bb) above, (x) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor, if any, and outside legal counsel) that the Acquisition Proposal, if accepted, is reasonably likely to be consummated, (y) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s Stockholders than the Merger (any Acquisition Proposal as to which such determinations are made being referred to in this Agreement as a “Superior Proposal”) and (z) the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure by the Board of Directors to require the Company to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s Stockholders under applicable law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other advisor or representative of the Company or any of its Affiliates, whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 4.4 by the Company. Nothing in this Section 4.4 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). The Company promptly shall advise Bionik of any Acquisition Proposal (including the terms thereof and the identity of the person making the Acquisition Proposal) and inquiries with respect to any Acquisition Proposal and shall keep Bionik informed on a current basis of the status of any discussions regarding an Acquisition Proposal. Nothing herein shall prevent the Board of Directors from complying with Rule 14e-2 under the Exchange Act. “Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or Assets of the Company (except for sales of products in the Ordinary Course of Business). Except as otherwise provided in this Agreement, the Company will, and will cause its Affiliates to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Bionik and its representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Bionik and its representatives). The Company shall not release any third Person from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which such party is a party.

Section 4.5    Stockholders’ Meeting. Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 4.5, the Company shall cause a meeting of its Stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement or, subject to approval of Bionik, the Company shall solicit written consents of the applicable stockholders in lieu of a Stockholders’ Meeting. The Board of Directors of the Company shall (i) include in the proxy statement or other soliciting document prepared therefor its recommendation in favor of adoption of this Agreement (the “Board Recommendation”) and (ii) use its reasonable best efforts to obtain the necessary votes in favor of the adoption of this Agreement by its Stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Bionik the Board Recommendation (or announce its intention to do so), except that, prior to the receipt of the Company Requisite Vote, the Board of Directors of the Company shall be permitted to withhold, withdraw, amend, modify or materially qualify in a manner adverse to Bionik the Board Recommendation and shall be released from its obligations under clauses (i) and (ii) above, following two Business Days’ prior notice to Bionik, but only if (A) the Company has complied in all respects with Section 4.4 of this Agreement, and (B) after consulting with outside legal counsel, the Board of Directors determines in good faith that to include the Board Recommendation or not withhold, withdraw, amend, modify or qualify the Board Recommendation would be inconsistent with its fiduciary duties to the Stockholders of the Company under applicable law.

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Section 4.6         Other Actions; Notification.

(a)          The Company and Bionik each shall from the date hereof until the Effective Time cooperate with the other and use its reasonable best efforts to cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/or any Governmental Entity, in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b)          The Company shall, upon request by Bionik, furnish Bionik with all information concerning itself, its directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made or to be made by or on behalf of Bionik or any of its Subsidiaries to any third Person and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)          The Company and Bionik each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d)          Bionik’s receipt of information pursuant to Section 4.6(c), Section 4.8 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule of the Company.

Section 4.7         Company Options.

(a)          Concurrent with the Effective Time, each Company Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Plan in effect on the date hereof shall, together with the Company Stock Plan, be assumed by Bionik and shall thereby be converted into an option (an “Assumed Option”) to purchase a number of shares of Bionik Common Stock to be determined as provided on Schedule 4.7. Except as provided on Schedule 4.7 and except as contemplated by this Section 4.7(a), all the terms and conditions in effect for each Assumed Option immediately prior to the Effective Time, including the vesting thereof under the Company Stock Plan, shall continue in effect in all material respects following the assumption of such option in accordance with this Agreement. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of the Assumed Options.

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(b)          Bionik shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bionik Common Stock for delivery upon the exercise of the Assumed Options. As soon as practicable after the Effective Time, Bionik shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to Bionik’s stock option plans and the agreements evidencing the grants of such Assumed Options and that such Assumed Options shall continue in effect on the same terms and conditions as the Company Options (subject to the adjustment set forth in this Section 4.7).

(c)          Bionik shall use commercially reasonable best efforts to register the shares of Bionik Common Stock underlying the Assumed Options on a Form S-8 or other applicable form (the “Form S-8”), no later than ninety (90) days after the Closing Date.

Section 4.8           Notification of Certain Matters. The Company shall give prompt notice to Bionik, and Bionik shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (iii) any failure of the Company or Bionik, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available to the party receiving such notice. Notwithstanding anything in this Agreement to the contrary, any failure to provide a notice called for hereunder shall not be deemed a material breach of this Agreement unless the underlying information required to be disclosed would enable the party entitled to receive such information to terminate this Agreement pursuant to Section 8.5(c)(ii) or Section 8.5(d), as applicable, due to an inaccuracy in representations and warranties.

Section 4.9          Reorganization.

(a)          Each of Bionik and the Company shall use its reasonable best efforts to cause the business combination to be effected by the Merger to be qualified as a “reorganization” described in Section 368(a) of the Code. Bionik shall not take or fail to take, or cause any Person to take or fail to take, any action which action or failure would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)          The Merger shall be reported as a “reorganization” within the meaning of Section 368(a) of the Code in all federal, and to the extent permitted, state and local Tax Returns filed after the Effective Time.

Section 4.10         Employee Benefits Matters. Following the Closing Date and for a period of no less than six (6) months thereafter, Bionik shall, with respect to the employees of the Company who continue employment with the Surviving Company (“Continuing Employees”), continue to allow the Continuing Employees to participate in the existing benefit plans of the Company (or in plans maintained or sponsored by Bionik providing substantially similar basis) on terms no less favorable than received as of the Closing Date or, at Bionik’s sole discretion, on terms substantially the same as similarly situated Bionik employees on terms no less favorable than received as of the Closing Date.

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Section 4.11         Section 16. Assuming that the Company delivers to Bionik the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Bionik, shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Bionik Common Stock in exchange for capital stock of the Company pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Bionik Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company whom Bionik notifies the Company prior to the Merger will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to Bionik and who are listed in the Section 16 Information.

Section 4.12         Payment of Certain Salaries. At or promptly after Closing, Bionik shall pay or cause to be paid to the Principal Officer and to Jules Fried, all cash compensation due and owing by the Company to each of them through the Closing Date, which amounts shall be set forth on Schedule 4.12.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1           Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a)          All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal in all jurisdictions requiring such authorizations, consents, orders, declarations or approvals or filings, assuming the Merger had taken place, or would have a Bionik Material Adverse Effect or a Company Material Adverse Effect, shall be in effect.

(b)          No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

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Section 5.2       Conditions Precedent to Obligations of Bionik and Mergerco. The obligations of Bionik and Mergerco to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)          The Company shall have performed in all material respects and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company’s representations and warranties contained in Article II of this Agreement shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for inaccuracies permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), it being understood that any inaccuracies that, individually or in the aggregate, that have not had and could not reasonably be expected to have a Company Material Adverse Effect shall be disregarded. Bionik shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer, President or a Vice President of the Company, certifying that, the conditions specified in this Section 5.2(a) have been satisfied. In addition, the Company’s Chief Executive Officer and acting Chief Financial Officer or principal financial officer shall each execute and deliver to Bionik a certification dated the Closing Date in the form attached as Exhibit A attached hereto.

(b)          The Company shall have received consents or waivers, in form and substance reasonably satisfactory to Bionik from the other parties to the contracts, leases or agreements to which the Company is a party, to the extent required pursuant to the terms thereof.

(c)          The Stockholders’ Representative shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), on behalf of all Stockholders other than the holders of Dissenting Shares.

(d)          The Stockholders’ Agreement and the Investor Rights Agreement of the Company, each dated as of November 13, 2008, as the same may be amended, restated or modified, shall be inapplicable to the Merger and shall have been terminated.

(e)          [INTENTIONALLY OMITTED]

(f)          The Merger shall have been duly approved by holders of Company Capital Stock constituting the Company Requisite Vote.

(g)          [INTENTIONALLY OMITTED]

(h)          Jules Fried shall have executed and delivered, and be bound by, the Employment Agreement attached hereto as Exhibit C.

(i)          The Principal Officer shall have executed and delivered, and be bound by, the Employment Agreement attached hereto as Exhibit D.

(j)          All loans of the Company as disclosed on Schedule 5.2(j) shall have been amended and modified pursuant to the terms set forth on Exhibit E attached hereto.

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Section 5.3        Conditions Precedent to the Company’s Obligations. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

(a)          Bionik and Mergerco shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the representations and warranties of Bionik and Mergerco contained in Article III of this Agreement shall be true and correct in all respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), it being understood that any inaccuracies that, individually or in the aggregate, that have not had and could not reasonably be expected to have a Bionik Material Adverse Effect shall be disregarded. The Company shall have received certificates dated the Closing Date and signed by the Chairman and Chief Executive Officer of Bionik, certifying that the conditions specified in this Section 5.3(a) have been satisfied.

(b)          Bionik shall have executed and delivered the Escrow Agreement.

(c)          Bionik shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”).

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 6.1         Survival of Representations and Warranties. All of the Company’s and Bionik’s representations and warranties in this Agreement or in the certificates described in Section 5.2(a) and Section 5.3(a) shall survive the Merger and continue until the date which is one year following the Closing Date (the “Indemnification Expiration Date”); provided, however, that the Company’s representations set forth in Section 2.16 hereof shall survive until 60 days after the expiration (including extensions) of the applicable statute of limitations and the Company’s representations set forth in the second sentence of Section 2.3 shall survive indefinitely.

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Section 6.2         Indemnification by Stockholders; Escrow Agreement.

(a)          Indemnification. From and after the Effective Time, Bionik and its respective officers, directors and Affiliates (the “Bionik Indemnified Parties”) shall be indemnified and held harmless by the holders of Company Common Stock in accordance with their respective pro rata shares of the Indemnity Escrow Fund (other than those dissenting stockholders exercising rights of appraisal pursuant to Section 1.7 hereof who do not receive Bionik Common Stock in the Merger) against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred prior to the Indemnification Expiration Date by the Bionik Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company or the Principal Officer contained in this Agreement or contained in any certificate of any officer of the Company delivered pursuant to this Agreement, including as described in Section 5.2(a) (it being understood that, notwithstanding the Closing, Bionik shall be entitled to indemnification for breach or inaccuracies of representations and warranties when made and as if made again on the Closing Date except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Agreement other than Section 4.8, (iii) costs incurred by Bionik in responding to any exercise of dissenters’ rights by any holder of Company Capital Stock, provided, however, that if any holders of Dissenting Shares successfully exercises dissenters’ rights pursuant to Section 1.7 and the MBCA, the Stockholders shall be responsible hereunder solely for the incremental costs incurred by the Bionik Indemnified Parties above and beyond the value of the Bionik Common Stock (determined on the basis of the Per Share Price) that such holders would have received hereunder if such holder did not exercise dissenters’ rights, (iv) fees and expenses incurred by or on behalf of the Company or its Stockholders of the type described in Section 7.1 in excess of the amount set forth in Section 7.1 hereof or (v) the dollar amount of any negative change in the 2015 gross revenues of the Company as set forth in the Unaudited Financial Statements, compared to the audited gross revenues of the Company for that period, provided that such negative change is greater than 5%. Nothing herein shall limit the liability of the Company for any willful breach of any covenant or agreement prior to the termination of this Agreement.

(b)          Indemnification Threshold and Limitations.

(i)          Except as set forth below, there shall be no liability for any Stockholder under Section 6.2 unless the aggregate amount of Losses incurred by the Bionik Indemnified Parties exceeds $200,000 (the “Bionik Indemnification Threshold”) in the aggregate, in which event the entire aggregate amount of the Losses above $100,000 shall be indemnifiable pursuant to Section 6.2(a), provided that any Loss incurred pursuant to clauses (iv) or (v) of Section 6.2(a) shall be payable without reference to the Bionik Indemnification Threshold, and provided further that, except as provided in Section 6.6, the aggregate amount of Losses for which any Stockholder shall be liable (both through claims against the Indemnity Escrow Fund and directly against Stockholders) shall in no event exceed the value at the Closing Date of the number of Shares to which the Stockholder was entitled pursuant to Section 1.5(b) (the “Per Share Price”).

(ii)         Subject to the last sentence of Section 6.2(a) and Section 6.5, the Bionik Indemnified Parties’ sole and exclusive remedy for any Losses incurred directly or indirectly as a result of any of the items referred to in clauses (i) (other than Losses resulting from a breach of the representations contained in the second sentence of Section 2.3 or in Section 2.16(a)), (ii), (iii), (iv) and (v) of Section 6.2(a) shall be indemnification pursuant to this Article VI. Subject to the last sentence of Section 6.2(a) and Section 6.6, the liability of the Stockholders under and the right of the Bionik Indemnified Parties to seek such indemnification shall be limited solely and exclusively to the Indemnity Escrow Amount (other than with respect to Losses resulting from a breach of the representations contained in the second sentence of Section 2.3 or in Section 2.16(a)).

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(c)          Satisfaction of Indemnification Obligations; Indemnity Escrow Fund. Each of the holders of Company Common Stock receiving Bionik Common Stock in the Merger will be deemed to have received and deposited with the Escrow Agent (as defined below) the Indemnity Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Bionik after the Effective Time with respect to the Indemnity Escrow Amount). The Indemnity Escrow Amount will be deposited with and will be held by an institution mutually acceptable to Bionik and the Stockholders’ Representative as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Indemnity Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. Payment of any Loss from the Indemnity Escrow Amount shall be taken ratably from the Indemnity Escrow Shares (as defined in the Escrow Agreement).

Section 6.3         Indemnification by Bionik.

(a)          Indemnification. From and after the Effective Time, the Stockholders and the Company and its respective officers, directors and Affiliates (the “Company Indemnified Parties”) shall be indemnified and held harmless by Bionik against all Losses incurred prior to the Indemnification Expiration Date by the Company Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of Bionik contained in this Agreement or contained in a certificate described in Section 5.3(a) (it being understood that, notwithstanding the Closing, the Stockholders shall be entitled to indemnification for breach or inaccuracies of representations and warranties when made and as if made again on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), or (ii) any failure by Bionik to perform or comply with any covenant or agreement contained in this Agreement other than Section 4.8. Nothing herein shall limit the liability of Bionik for any willful breach of any covenant or agreement prior to the termination of this Agreement.

(b)          Indemnification Threshold and Limitations.

(i)          Except as set forth below, there shall be no liability for Bionik under Section 6.3 unless the aggregate amount of Losses incurred by the Company Indemnified Parties exceeds $200,000 (the “Company Indemnification Threshold”) in the aggregate, in which event the entire aggregate amount of the Losses above $100,000 shall be indemnifiable pursuant to Section 6.3(a), and provided further that, except as provided in Section 6.6, the aggregate amount of Losses for which Bionik shall be liable shall in no event exceed the value at the Closing Date of the Aggregate Share Consideration.

(ii)         Subject to the last sentence of Section 6.3(a) and Section 6.6, the Company Indemnified Parties’ sole and exclusive remedy for any Losses incurred directly or indirectly as a result of any of the items referred to in clauses (i) and (ii) of Section 6.3(a) shall be indemnification pursuant to this Article VI.

(iii)        Notwithstanding anything to the contrary herein, there shall be no liability for Bionik or the holders of Company Common Stock for special, punitive, exemplary, incidental, consequential or indirect damages, whether based on contract, tort, strict liability, other law or otherwise unless such damages are paid to a third party.

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(iv)        In the event that an insurance recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified by the Indemnifying Party hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party (as defined below), net of any collection costs, co-pays, deductibles and premium adjustments, if any.

(v)         With respect to any claim to which Bionik may be entitled to indemnification under this Section 6.3, Bionik shall take all commercially reasonable steps to mitigate all Losses; provided that the reasonable costs of such mitigation shall be deemed to be Losses for which the Stockholders would have an indemnification obligation under Section 6.2.

Section 6.4         Stockholders’ Representative.

(a)          In the event the Stockholders approve the Merger, effective upon such vote and without any further action by the Stockholders, the Company and, by their approval and adoption of this Agreement, the Stockholders hereby appoint the Principal Officer as agent and attorney-in-fact (as such, the “Stockholders’ Representative”) for each Stockholder receiving Bionik Common Stock in the Merger, for and on behalf of the Stockholders. The Stockholders’ Representative shall have full power and authority to represent all of the Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all such Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, executing the Escrow Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative or any Stockholder, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, defending all indemnity claims against the Stockholders pursuant to Section 6.2 of this Agreement (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Bionik and its agents regarding such claims, dealing with Bionik and the Escrow Agent under this Agreement and the Escrow Agreement and Bionik under the Registration Rights Agreement with respect to all matters arising under this Agreement, the Escrow Agreement and the Registration Rights Agreement, taking any and all other actions specified in or contemplated by this Agreement, the Escrow Agreement and the Registration Rights Agreement, and engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consent to any amendment hereof or thereof on behalf of all such Stockholders and such successors. Notwithstanding the foregoing, each Stockholder shall have the right to exercise any voting rights appertaining to the Indemnity Escrow Shares.

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(b)          The Company hereby authorizes the Stockholders’ Representative, on its and the Stockholders’ behalf (and by their approval of this Agreement and the Merger, the Stockholders hereby authorize the Stockholders’ Representative), to:

(i)          Receive all notices or documents given or to be given to any of the Stockholders by Bionik pursuant hereto or the Escrow Agreement or the Registration Rights Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement, the Escrow Agreement or the Registration Rights Agreement;

(ii)         Deliver to Bionik at the Closing all certificates and documents to be delivered to Bionik by any of the Stockholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Stockholders and deposited with the Stockholders’ Representative for such purpose;

(iii)        Engage counsel, and such accountants and other advisors for any of the Stockholders and incur such other expenses on behalf of any of the Stockholders in connection with this Agreement, the Escrow Agreement or the Registration Rights Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and

(iv)        Take such action on behalf of any of the Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Bionik contained in this Agreement or in any document delivered by Bionik pursuant hereto; (B) waiving the fulfillment of any of the conditions precedent to the Company’s obligations hereunder or pursuant to the Escrow Agreement or the Registration Rights Agreement; (C) taking such other action as the Stockholders’ Representative or any of the Stockholders is authorized to take under this Agreement, the Escrow Agreement or the Registration Rights Agreement; (D) receiving all documents or certificates and making all determinations, on behalf of any of the Stockholders, required under this Agreement, the Escrow Agreement or the Registration Rights Agreement; (E) all such other matters as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement, the Escrow Agreement or the Registration Rights Agreement and the transactions contemplated hereby and thereby; and (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, the Escrow Agreement and the Registration Rights Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VI and any waiver of any obligation of Bionik or the Surviving Company.

All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder nor any other Person shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Stockholder or any other Person, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement, the Registration Rights Agreement or this Agreement, except in the case of his own willful misconduct.

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(c)          The Stockholders’ Representative shall incur no liability to the Stockholders or the Escrow Agent or any other Person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders’ Representative to be genuinely and duly authorized by at least a majority in interest of the Stockholders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Stockholders for his own willful misconduct. The Stockholders’ Representative shall be indemnified for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Stockholders’ Representative’s conduct as Stockholders’ Representative, other than such losses, liabilities or expenses resulting from the Stockholders’ Representative’s willful misconduct in connection with its performance under this Agreement, the Escrow Agreement and the Registration Rights Agreement. This indemnification shall survive the termination of this Agreement. For all purposes hereunder, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder’s ownership of Company Common Stock immediately prior to the Effective Time (assuming the exercise or conversion of all Company Preferred Stock outstanding immediately prior to the Effective Time). The Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to the Stockholders or the Escrow Agent or any other person. In no event shall the Stockholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

(d)          The Stockholders’ Representative shall have reasonable assistance of Bionik’s officers and employees for purposes of performing the Stockholders’ Representative’s duties under this Agreement, the Escrow Agreement or the Registration Rights Agreement and exercising its rights under this Agreement, the Escrow Agreement and the Registration Rights Agreement, including for the purpose of evaluating any Indemnity Claim against the Indemnity Escrow Amount by Bionik; provided that the Stockholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights or the rights of the Stockholders hereunder or under this Agreement, and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Stockholders’ Representative’s attorneys, accountants or other advisers, to Stockholders, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

(e)          In the performance of his duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Stockholder or Bionik. The Stockholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

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(f)          Attorney-in-Fact.

(i)          The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder other than a holder of Dissenting Shares, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

(ii)         This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

(iii)        Each Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under the Escrow Agreement.

(iv)        Notwithstanding the power of attorney granted in this Section 6.4, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholders’ Representative.

(g)          If the Stockholders’ Representative is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representative shall, in making such determination, be liable to the Stockholders only for his proven willful misconduct as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Stockholders’ Representative may request from any of the Stockholders or any other person such reasonable additional evidence as the Stockholders’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Stockholders, and the Stockholders’ Representative shall not be liable to any Stockholder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

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(h)          The Stockholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Indemnity Escrow Fund. If any portion of the Indemnity Escrow Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(i)          Stockholders who in the aggregate hold at least a majority of the Stockholders’ interest in the Indemnity Escrow Fund shall have the right at any time during the term of the Escrow Agreement (A) to remove the then-acting Stockholders’ Representative or (B) upon the resignation of the then-acting Stockholders’ Representative in his or her sole discretion and, in either case to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Stockholder with respect to such removal and/or appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative.

(j)          The Stockholders (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Stockholders’ Representative and each of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, as provided for in Section 6.4(c) above; and (ii) shall pay to the Stockholders’ Representative, promptly upon request, such Stockholder’s pro rata share of any amounts paid by the Stockholders’ Representative on behalf of the Stockholders and all costs and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in connection with the protection, defense or enforcement of any rights under this Agreement, the Escrow Agreement or the Registration Rights Agreement.

(k)          Subject to Section 6.4(i), the appointment of the Stockholders’ Representative hereunder is irrevocable and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 6.4 shall be effective and absolutely binding on the Company and each stockholder thereof notwithstanding any contrary action of, or direction from, the Company or any Stockholder, except for actions taken by the Stockholders’ Representative which constitute willful misconduct.

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(l)          Bionik shall not be obliged to inquire into the authority of the Stockholders’ Representative, and Bionik shall be fully protected in dealing with the Stockholders’ Representative in good faith.

Section 6.5         Defense of Third Person Claims. With respect to any claims or demands by third parties as to which Bionik, on the one hand, or the Stockholders, on the other, may seek indemnification hereunder (the party seeking indemnification being referred to herein as the “Indemnified Party”), whenever the Indemnified Party will have received a written notice that such a claim or demand has been asserted or threatened, the Indemnified Party will promptly notify the Stockholders’ Representative, if indemnification is being sought under Section 6.2, or Bionik, if indemnification is sought under Section 6.3 (such Person being referred to herein as the “Indemnifying Party”) of such claim or demand and of the facts within the Indemnified Party’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Indemnifying Party will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his or its own selection (who shall be reasonably acceptable to the Indemnified Party), at the Indemnifying Party’s own cost and expense, and the Indemnified Party shall cooperate with and assist the Indemnifying Party in the defense of such claim or demand. Notwithstanding the preceding sentence, the Indemnifying Party will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party gives notice to the Indemnified Party within twenty Business Days after the Indemnified Party has notified the Indemnifying Party that any such claim or demand has been made in writing, that the Indemnifying Party elects to have the Indemnified Party defend, contest, negotiate, or settle any such claim or demand, then the Indemnified Party will have the right to contest and/or settle any such claim or demand and the Indemnifying Party shall cooperate with and assist the Indemnified Party in the defense of such claim or demand, provided, however, that the Indemnified Party will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. In the event that the Stockholders’ Representative has consented to any settlement, the Stockholders shall have no power or authority to object under any provision of this Agreement to the amount of such settlement.

Section 6.6          Limitations. Notwithstanding anything to the contrary herein, the existence of this Article and of the rights and restrictions set forth in this Article do not limit any legal remedy against the parties hereto for claims based on fraud. No Stockholder shall have any right to contribution from the Company for any claim made by Bionik with respect to any Loss claimed by Bionik after the Effective Time.

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ARTICLE VII

GENERAL; TERMINATION

Section 7.1       Expenses. Regardless of whether or not the transactions contemplated hereby have been consummated at the Closing, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Following the Effective Time, Bionik will not be liable for the Company’s out-of-pocket expenses paid or payable in connection with the Merger (including for this purpose fees and costs payable to bankers, accountants and lawyers, as well as any payments required in connection with consents to be obtained, and the cost of employee entitlements as a result of change in control or non-standard severance provisions (excluding customary and usual severance and any accelerated vesting of Company Options required by Section 4.9 hereof or pursuant to any agreement between Bionik and any holder of Company Options to be effective as of the Effective Time), tax gross-ups or otherwise) if incurred by the Company subsequent to the date hereof without prior written approval of Bionik, and any expenses not so approved shall be recoverable by Bionik to the extent necessary pursuant to the indemnification provisions herein.

Section 7.2        Press Releases. Neither the Company nor Bionik shall issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other party, except as may be required by applicable Law. Notwithstanding the foregoing, the parties shall, within four (4) Business Days after the date hereof, issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed, and Bionik shall prepare and file a Form 8-K disclosing this Agreement in accordance with applicable law.

Section 7.3        Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

Section 7.4         Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, that Bionik may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Bionik, upon written notice to the Company if the assignee shall assume the obligations of Bionik hereunder and Bionik shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

Section 7.5           Termination.

(a)          Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by Stockholders of the Company referred to in Section 5.1(d), by mutual written consent of the Company, Bionik and Mergerco.

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(b)          Termination by Either Bionik or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Bionik or the Company if (i) the approval of the Company’s Stockholders required by Section 4.5 shall not have been obtained within twenty Business Days after solicitation of the Company’s Stockholders by written consent or upon the closing of the voting at a meeting duly convened therefor, or at any adjournment or postponement thereof; or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) or above shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated or the stockholder approval to be obtained. In the event the closing of the transactions contemplated by this Agreement is delayed as a result of any of the events set forth in Section 1.8(g) and the Company has obtained the approval contemplated by clause (i) above, Bionik shall have the option to advance funds to the Company for the Company to meet its payroll obligations during such delay, any of which advances shall be deemed an additional loan from Bionik to the Company in the event of the failure for any reason to consummate the transaction contemplated hereby upon the same terms as Bionik’s existing loans to the Company. In the event Bionik does not elect to fund all such payroll obligations, the Company shall have the right to terminate this Agreement.

(c)          Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the receipt of the approval of the Company’s Stockholders required by Section 5.1(d), by action of the Board of Directors of the Company:

(i)          if (A) the Company is not in material breach of any of its obligations under this Agreement, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Bionik in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice if available or, if not available, including all material terms and conditions of such agreement in the notice and (C) Bionik does not make, within two Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Stockholders of the Company as the Superior Proposal. The Company agrees (1) that it will not enter into a binding agreement referred to in clause (B) above until at least the third Business Day after it has provided the notice to Bionik required thereby and (2) to notify Bionik promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

(ii)         if it is not in material breach of its obligations under the Agreement and there is an inaccuracy in any representation or warranty made by Bionik or any breach by Bionik of any covenant or agreement contained in this Agreement and such breach or inaccuracy has not been cured within ten days after written notice thereof to Bionik, or such breach or inaccuracy cannot be cured, and would cause a condition set forth in Section 5.1 or Section 5.3 to be incapable of being satisfied.

(d)          Termination by Bionik. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the approval of the Company’s Stockholders required by Section 5.1(d), by written notice given to the Company by Bionik:

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(i)          if the Company or its Board of Directors shall have (A) withdrawn, modified or amended in any respect adverse to Bionik its recommendation of the adoption of this Agreement or failed to reconfirm its recommendation of this Agreement or the Merger, as the case may be, within three Business Days after a written request by Bionik to do so (“Change in the Board Recommendation”), or (B) recommended to the Stockholders or entered into an agreement with respect to, or consummated, any Acquisition Proposal from a person other than Bionik or any of its Affiliates; or

(ii)         if it is not in material breach of its obligations under the Agreement and there is an inaccuracy in any representation or warranty made by the Company or the Principal Officer or any breach by the Company of any covenant or agreement contained in this Agreement and such breach or inaccuracy has not been cured within ten days after written notice thereof to the Company or such breach or inaccuracy cannot be cured and would cause a condition set forth in Section 5.1 or 5.2 to be incapable of being satisfied.

(e)          Effect of Termination and Abandonment.

(i)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 7.5, this Agreement (other than as set forth in this Section 7.5(e)) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(ii)         In the event that this Agreement is terminated for any reason prior to Closing (other than as a result of a material breach of this Agreement by Bionik), the Company shall (x) promptly pay to Bionik a fee equal to the sum of $80,000 plus any amounts paid, loaned or advanced to the Company by Bionik on or after the date of this Agreement through such termination date, payable by wire transfer of same day funds and (y) repay in full all outstanding secured indebtedness of the Company in favor of Bionik, regardless of the maturity date(s) thereof.

(iii)        The Company and Bionik each acknowledge that the agreements contained in Section 7.5(e)(ii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Bionik would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section, and, in order to obtain such payment, Bionik commences a suit which results in a judgment against the Company for fees set forth in this Section 7.5, the Company shall pay to Bionik its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate (as provided in The Wall Street Journal) in effect from time to time during such period plus two percent.

Section 7.6          Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

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(a)          “Adjusted Aggregate Share Consideration” shall mean the Aggregate Share Consideration as adjusted pursuant to a Negative Adjustment.

(b)          “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. “Control” means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

(c)          “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property but excluding Intellectual Property Rights.

(d)          “Bionik Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of Bionik and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Bionik Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement of the Merger (including any cancellations of or delays in customer orders, any drop in stock price, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees but only to the extent attributable to the announcement of the Merger); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries in which Bionik participates, the U.S. economy as a whole or foreign economies in any locations where Bionik has material operations or sales or suppliers or customers; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) the loss of any officer or director of the Company other than the Chief Executive Officer and the Chief Financial Officer of the Company on the date of this Agreement; (e) changes in general legal, regulatory or political conditions, including proposed or adopted legislation or any other proposal or enactment by any Governmental Entity provided that the Company has no Knowledge thereof as of the date of this Agreement; and (f) changes in accounting requirements or principles or the interpretation thereof on or after the date of this Agreement.

(e)          “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the Commonwealth of Massachusetts or in the Province of Ontario.

(f)          “Code” means the Internal Revenue Code of 1986, as amended.

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(g)          “Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees but only to the extent attributable to the announcement of the Merger); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries in which Company participates, the U.S. economy as a whole or foreign economies in any locations where Company has material operations or sales or suppliers or customers; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (d) changes in general legal, regulatory or political conditions, including proposed or adopted legislation or any other proposal or enactment by any Governmental Entity provided that the Company has no Knowledge thereof as of the date of this Agreement; and (e) changes in accounting requirements or principles or the interpretation thereof on or after the date of this Agreement.

(h)          “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees, judgments, contract rights, claims or equity of any kind.

(i)          “Environmental Laws” means all applicable federal, state, provincial, municipal, local or foreign laws, rules and regulations, bylaws, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, recycling, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

(j)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(k)          “Exchange Agent” means a Person designated as the exchange agent by Bionik.

(l)          “Governmental Entity” means any United States or other national, state, provincial, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(m)          “Hazardous Materials” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, radioactives or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

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(n)          “Knowledge” of a Person means such Person’s actual knowledge, after due inquiry. “Knowledge of the Company” or “Company’s Knowledge” means Knowledge of the Company’s Chairman, Chief Executive Officer and Chief Financial Officer.

(o)          “Laws” means all foreign, federal, state, provincial, municipal and local statutes, laws, ordinances, regulations, rules, codes, policies, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

(p)          “Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

(q)          “Ordinary Course of Business” means all actions taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

(r)          “Permitted Encumbrances” means (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable generally accepted accounting principles; (ii) such minor encumbrances, easements or reservations of, or rights of others for, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning restrictions as to the use of real properties, which do not materially interfere with the use, occupation and enjoyment of the property subject to the Lien by and in connection with the applicable business; and (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

(s)          “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity.

(t)          “Subsidiary” of a Person means any corporation, partnership, joint venture or other entity in which such person (a) owns, directly or indirectly, any of the outstanding voting securities or equity interests or (b) is a general partner.

(u)          “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, provincial, municipal, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, health, workers’ compensation, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions, together with any interest or penalty, addition to tax or additional amount imposed by any taxing Governmental Entity.

(v)         “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

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Section 7.7     Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by electronic transmission (promptly followed by a hard-copy delivered in accordance with this Section 7.7), by next Business Day delivery by an internationally-recognized courier service such as Federal Express or DHL, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Bionik or Mergerco:

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

Attention: Peter Bloch

E-Mail: pb@bioniklabs.com

with a copy to:

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, New York 11556

Attention: Stephen E. Fox, Esq.

E-Mail: sfox@rmfpc.com

If to the Company:

Interactive Motion Technologies Inc.

80 Coolidge Hill Road

Watertown, Massachusetts 02472

Attention: Jules Fried

E-Mail: jules@jmfried.com

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo PC

One Financial Center

Boston, Massachusetts 02111

Attention: John R. Pomerance

E-Mail: jpomerance@mintz.com

If to the Stockholders’ Representative:

Hermano Igo Krebs

81 Lovell Road

Watertown, MA 02472

E-Mail: hikrebs@mit.edu

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or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

Section 7.8       Amendment. This Agreement may be amended, modified or supplemented (i) at any time prior to the Effective Time, by mutual agreement of the respective Boards of Directors of the Company, Bionik and Mergerco and (ii) at any time after the Effective Time, by mutual agreement of Bionik, Mergerco and the Stockholders’ Representative. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

Section 7.9         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and fully performed in such state.

(b)          Any legal suit, action or proceeding arising out of or based upon this Agreement, the ancillary documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America located in the city of Boston and county of Suffolk, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9(c).

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Section 7.10         No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person except as provided in Articles I, IV and VI.

Section 7.11         Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

Section 7.12         Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.13         Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 7.14         Extensions. At any time prior to the Effective Time, Bionik, on the one hand, and the Company on the other may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of the other party subject to the provisions of Section 7.8 regarding the manner of waiver.

Section 7.15         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Mergerco and Bionik may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Title:	CEO

INTERACTIVE MOTION TECHNOLOGIES, INC.

By:	/s/ Jules M. Fried
Name:	Jules M. Fried
Title:	Chief Executive Officer

BIONIK MERGERCO INC.

By:	/s/ Peter Bloch
Name:	Peter Bloch
Title:	CEO

PRINCIPAL OFFICER:

/s/ Hermano Igo Krebs
HERMANO IGO KREBS

STOCKHOLDERS’ REPRESENTATIVE:
(solely with respect to Section 6.4)

/s/ Hermano Igo Krebs
HERMANO IGO KREBS

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